Exhibit 99.1

Kaiser Aluminum Corporation Reports

Fourth Quarter and Full Year 2022 Financial Results

Fourth Quarter 2022 Highlights:

o
Net Sales $776 Million; Conversion Revenue $356 Million
o
Net Loss $26 Million; Net Loss per Diluted Share $1.66
o
Adjusted Net Loss $7 Million; Adjusted Loss per Diluted Share $0.45
o
Adjusted EBITDA $30 Million; Adjusted EBITDA Margin 8.4%

Full Year 2022 Highlights:

o
Net Sales $3.4 Billion; Conversion Revenue $1.4 Billion
o
Net Loss $30 Million; Net Loss per Diluted Share $1.86
o
Adjusted Net Loss $2 Million; Adjusted Loss per Diluted Share $0.14
o
Adjusted EBITDA $142 Million; Adjusted EBITDA Margin 10.3%
o
Liquidity remained strong at $615 Million as of December 31, 2022

FRANKLIN, Tenn., February 22, 2023 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications, today announced fourth quarter and full year 2022 results.

As announced on January 26, 2023, the Company renamed its previously used non-GAAP financial measure “value added revenue”, or “VAR”, to “Conversion Revenue.” In addition, effective January 1, 2022, the Company prospectively changed its approach from including a portion of alloyed metal cost within Hedged Cost of Alloyed Metal to include all alloyed metal cost. This approach is in further alignment with the Company’s change in pricing and certain customer-renegotiated contracts to more fully pass through alloy cost due to the high inflationary and historically unprecedented volatility of these costs starting in early 2022. The Company further announced on January 26, 2023, the revision of its presentation of Adjusted EBITDA to no longer adjust the Company’s operating results for the impact of the last-in, first out inventory valuation ("LIFO") calculated on an annual basis to LIFO calculated on a monthly basis done at a plant level, previously identified as “Adjustments to plant-level LIFO”. This change had a consequential impact on certain other non-GAAP measures including: Operating income, excluding operating non-run-rate (“NRR”) items, Adjusted net income (loss) and Adjusted earnings (loss) per diluted share.

2022 Management Commentary

“The full year 2022 was pivotal in Kaiser’s evolution as we laid the necessary groundwork to position the Company for long-term, sustainable growth despite the numerous challenges we encountered, including unprecedented supply chain disruptions, inflationary cost pressures and labor turnover, which negatively impacted our financial performance,” said Keith A. Harvey, President and Chief Executive Officer. “We continue to work with our customers to negotiate improvements to commodity price adjustments to mitigate the impact of inflationary and volatile commodity costs on our business and improve our margin profile. We are prioritizing investments in our growth through our roll coat capacity expansion project at Warrick, which we expect will become operational by mid-to-late 2024. In addition, we remain well positioned to service the recovery we have been experiencing in aerospace and continued demand for general engineering (plate) following the completion of a long planned, major outage at our Trentwood facility in the third quarter of 2022.”

Mr. Harvey continued, “Looking ahead, we remain intently focused on continuing to pursue cost reductions in our operations, as well as improving efficiencies and implementing commercial actions to increase our margins. We believe the strategy we have in place should lead to improved performance in the year ahead with our full year 2022 Adjusted EBITDA representing the trough. While our efforts will take time to manifest, we are confident in our ability to execute given our solid market position as a key supplier, focus on diverse end markets with strong secular growth characteristics, deep customer relationships and multi-year contracts with strategic partners.”

Fourth Quarter and Full Year 2022 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			December 31,
	4Q22	3Q22	4Q21	2022	2021
Shipments (millions of lbs.)	302	282	333	1,254	1,122

Net sales	$776	$749	$806	$3,428	$2,622
Less hedged cost of alloyed metal[1]	(420)	(427)	(490)	(2,045)	(1,511)
Conversion revenue	$356	$322	$316	$1,383	$1,111

Realized price per pound ($/lb.)
Net sales	$2.57	$2.66	$2.42	$2.73	$2.34
Less hedged cost of alloyed metal	(1.39)	(1.52)	(1.47)	(1.63)	(1.35)
Conversion revenue	$1.18	$1.14	$0.95	$1.10	$0.99

As reported
Operating (loss) income	$(22)	$3	$17	$4	$64
Net (loss) income	$(26)	$3	$2	$(30)	$(19)
Net (loss) income per share, diluted[2]	$(1.66)	$0.16	$0.11	$(1.86)	$(1.17)

Adjusted[3]
Operating income	$3	$3	$22	$35	$93
EBITDA[4]	$30	$29	$49	$142	$185
EBITDA margin[5]	8.4%	8.9%	15.5%	10.3%	16.6%
Net (loss) income	$(7)	$5	$5	$(2)	$33
EPS, diluted[2]	$(0.45)	$0.29	$0.33	$(0.14)	$2.03

1.
Hedged Cost of Alloyed Metal for 4Q22, 3Q22, 4Q21 and full year 2022 and 2021 was comprised of $414.3 million, $408.7 million, $503.4 million, $2,028.2 million and $1,552.4 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $6.1 million, $18.4 million and a realized gain of $13.4 million in 4Q22, 3Q22 and 4Q21, respectively, and realized loss upon settlement of $17.0 million and a realized gain of $41.6 million in full year 2022 and 2021, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization and other items in the Company’s Statements of Consolidated (Loss) Income.
2.
Diluted shares for EPS are calculated using the treasury stock method.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Fourth Quarter 2022 Financial Highlights

Net sales for the fourth quarter 2022 decreased to $776 million compared to $806 million in the prior year period, reflecting a 9% decrease in shipments and a 6% increase in average selling price per pound. The increase in average selling price reflected a 24% increase in conversion revenue per pound and a 5% decrease in underlying contained metal costs.

Conversion revenue for the fourth quarter 2022 was $356 million. The impact of the aforementioned change to include all alloyed metal cost within Hedged Cost of Alloyed Metal in comparison to the Company’s historical presentation resulted in a reduction of approximately $37 million in conversion revenue for the fourth quarter of 2022.

•
Conversion revenue for the Company’s aerospace/high strength applications was $103 million, a 25% increase, after adjusting for an incremental $8 million of alloyed metal cost, on a 28% increase in shipments over the prior year quarter. The improvement in shipments reflected improving demand for commercial aerospace and strong plate shipments following the planned stretcher outage at the Company’s Trentwood facility in the third quarter of 2022.
•
Conversion revenue for packaging applications was $134 million, a 2% increase, after adjusting for an incremental $23 million of alloyed metal cost, on a 16% decrease in shipments over the prior year quarter. The decline in shipments primarily reflects the impact of the force majeure declared during the third quarter of 2022 in addition to some destocking in the beverage can market.
•
Conversion revenue for general engineering applications was $92 million, a 26% increase, after adjusting for an incremental $4 million of alloyed metal cost, on a 7% decrease in shipments due to normal seasonality and destocking at service centers for the Company's extruded products.
•
Conversion revenue for automotive extrusions was $25 million, a 10% increase, after adjusting for an incremental $2 million of alloyed metal cost, on a 6% increase in shipments primarily reflecting improved pricing.

Reported net loss for the fourth quarter 2022 was $26 million, or $1.66 loss per diluted share, compared to net income and net income per diluted share of $2 million and $0.11, respectively, in the prior year period. Excluding the impact of pre-tax, non-run-rate items of $25 million, adjusted net loss was $7 million for the fourth quarter 2022, compared to adjusted net income of $5 million in the prior year period. Adjusted loss per diluted share was $0.45 for the fourth quarter 2022, compared to adjusted income per diluted share of $0.33 for the fourth quarter 2021.

Adjusted EBITDA of $30 million in the fourth quarter 2022 decreased $19 million compared to the prior year period. In addition to higher inflationary manufacturing cost, the fourth quarter of 2022 was impacted by $19 million of incremental cost driven by an inventory imbalance due to previous quarter supply chain disruptions and unrecovered alloy cost. Adjusted EBITDA as a percentage of conversion revenue was 8.4% in the fourth quarter 2022.

Full Year 2022 Financial Results

Net sales for the full year 2022 were $3.4 billion compared to $2.6 billion in the prior year period, reflecting a 12% increase in shipments and a 17% increase in average selling price per pound. The increase in average selling price reflected an approximately 11% increase in conversion revenue per pound and a 21% increase in underlying contained metal costs.

Conversion revenue for the full year 2022 was $1.4 billion. The impact of the aforementioned change to include all alloyed metal cost within Hedged Cost of Alloyed Metal in comparison to the Company’s historical presentation resulted in a reduction of approximately $112 million in conversion revenue for 2022.

•
Conversion revenue for the Company’s aerospace/high strength applications was $356 million, a 13% increase, after adjusting for an incremental $32 million of alloyed metal cost, on a 15% increase in shipments over 2021. The improvement in shipments reflected improving demand for commercial aerospace and continuing strong demand for business jet and defense applications.
•
Conversion revenue for packaging applications was $555 million, a 42% increase, after adjusting for an incremental $49 million of alloyed metal cost, on a 21% increase in shipments over 2021. Packaging shipments in 2021 reflect only nine months of activity as the acquisition of Warrick closed on March 31, 2021. In addition, shipments in 2022 were negatively impacted by the force majeure declared during the third quarter of 2022.
•
Conversion revenue for general engineering applications was $367 million, a 23% increase, after adjusting for an incremental $22 million of alloyed metal cost, on a 2% increase in shipments over 2021. Conversion revenue was supported by improved pricing which was partially offset by service center destocking for the Company's extruded products and the impact from the planned stretcher outage at the Company’s Trentwood facility in the third quarter of 2022.
•
Conversion revenue for automotive extrusions was $96 million, relatively consistent with 2021, after adjusting for an incremental $7 million of alloyed metal cost, on a 3% increase in shipments, primarily reflecting improved pricing and mix as market demand remained stable amid persistent industry supply chain issues.

Reported net loss for the full year 2022 was $30 million, or $1.86 loss per diluted share, compared to a net loss and loss per diluted share of $19 million and $1.17, respectively, for the prior year period. Excluding the impact of pre-tax, non-run-rate items of $31 million, adjusted net loss was $2 million for the full year 2022, compared to adjusted net income of $33 million for the prior year period. Adjusted loss per diluted share was $0.14 for the full year 2022, compared to adjusted income per diluted share of $2.03 for the prior year period.

Adjusted EBITDA of $142 million in the full year 2022 decreased $43 million compared to the prior year period. The decline predominantly reflected significant supply chain issues specifically related to magnesium and hot metal supply at the Company’s Warrick operation and reduced packaging and plate shipments in the third quarter 2022, due to the magnesium related force majeure coupled with the planned outage at its Trentwood operation. In addition, higher inflationary driven costs during the year, which the Company is aggressively working to offset through pricing actions, cost reduction efforts and efficiency improvement projects, further affected results. Adjusted EBITDA as a percentage of conversion revenue was approximately 10.3% in the full year 2022.

Cash Flow and Liquidity

Adjusted EBITDA of $142 million reported in the full year 2022 and cash on hand funded approximately $170 million of working capital requirements, $143 million of capital investments, $46 million of interest payments, $50 million of cash returned to shareholders through quarterly dividends and $6 million of cash taxes.

As of December 31, 2022, the Company had cash and cash equivalents of approximately $57 million and borrowing availability under the Company's revolving credit facility of approximately $558 million providing total liquidity of $615 million. There were no borrowings under the revolving credit facility during the quarter.

On January 12, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.77 per share which was paid on February 15, 2023 to stockholders of record as of the close of business on January 25, 2023.

2023 Outlook

The Company remains well positioned to navigate the current demand environment prevailing in its end markets in 2023. The Company expects demand in commercial aerospace to continue to strengthen throughout 2023 towards pre-pandemic levels with both business jet and defense remaining strong. In packaging, the Company expects its operations will return to more normalized levels in 2023 now that the most significant supply chain issues have been resolved, despite continuing impacts from higher metal costs and a lag in passing through certain costs. General Engineering demand is expected to soften for plate and rod & bar products on stable pricing levels as distributors destock inventories after taking advantage of lower metal prices in the second half of 2022. In the Automotive market, the Company does not expect a meaningful recovery until mid-to late 2023.

The Company is cautiously optimistic its consolidated adjusted EBITDA and adjusted EBITDA margin will begin to strengthen in 2023 as it returns to more normalized costs, improved efficiencies and continued commercial actions. For the first quarter 2023, the Company expects its consolidated adjusted EBITDA margin to improve by approximately 200 basis points from the fourth quarter 2022. Given continued strong inflationary pressures, ongoing macroeconomic uncertainty and recessionary concerns, the Company will not be providing an outlook for its full year 2023 consolidated adjusted EBITDA.

The Company’s capital investment plans remain focused on supporting demand growth through capacity expansion, sustaining its operations, enhancing product quality and increasing operating efficiencies. The Company anticipates total capital investments in 2023 will be in the range of $170 million to $190 million, of which approximately 60% will be focused on growth initiatives, primarily reflecting investments in the new roll coat line at the Warrick facility.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, February 23, 2023 at 11:00 am (Eastern Time); 10:00 am (Central Time); 8:00 am (Pacific Time), to discuss its fourth quarter and full year 2022 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813, and accessed internationally at (201) 689-8573. The conference call ID number is 13735668. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are conversion revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies processes and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, reshoring, cyclicality, supply chain disruptions, and conditions that impact demand drivers in the aerospace/high strength, aluminum beverage and food packaging, general engineering, automotive and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies; (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including, when filed, the Company's Form 10-K for the year ended December 31, 2022; and (k) the completion of the audit of the Company’s financial statements for the period ended December 31, 2022. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relationsb
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Loss1

(In millions of dollars, except share and per share amounts)

	Year Ended December 31,
	2022	2021
Net sales	$3,427.9	$2,622.0
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	3,180.2	2,348.1
Depreciation and amortization	106.9	91.5
Selling, general, administrative, research and development	110.9	118.8
Goodwill impairment	20.5	—
Restructuring costs (benefit)	2.2	(0.8)
Other operating charges, net	3.2	—
Total costs and expenses	3,423.9	2,557.6
Operating income	4.0	64.4
Other expense:
Interest expense	(48.3)	(49.5)
Other income (expense), net	6.4	(38.9)
Loss before income taxes	(37.9)	(24.0)
Income tax benefit	8.3	5.5
Net loss	$(29.6)	$(18.5)
Net loss per common share:
Basic	$(1.86)	$(1.17)
Diluted[2]	$(1.86)	$(1.17)
Weighted-average number of common shares outstanding (in thousands):
Basic	15,906	15,836
Diluted[2]	15,906	15,836

1.
Please refer to the Company's Form 10-K for the year ended December 31, 2022 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the treasury stock method and were excluded from the computations in periods of net loss per share as their inclusion would have been anti-dilutive.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets1

(In millions of dollars, except share and per share amounts)

	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$57.4	$303.2
Receivables:
Trade receivables, net	297.2	332.7
Other	73.5	53.0
Contract assets	58.6	63.2
Inventories	525.4	404.6
Prepaid expenses and other current assets	30.5	48.7
Total current assets	1,042.6	1,205.4
Property, plant and equipment, net	1,013.2	955.2
Operating lease assets	39.1	46.2
Deferred tax assets, net	7.5	3.4
Intangible assets, net	55.3	67.7
Goodwill	18.8	39.3
Other assets	112.3	105.2
Total	$2,288.8	$2,422.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$305.1	$351.4
Accrued salaries, wages and related expenses	45.2	46.9
Other accrued liabilities	68.4	58.4
Total current liabilities	418.7	456.7
Long-term portion of operating lease liabilities	35.4	40.8
Pension and other postretirement benefits	69.3	92.5
Net liabilities of Salaried VEBA	16.5	20.6
Deferred tax liabilities	4.9	10.5
Long-term liabilities	74.7	72.5
Long-term debt	1,038.1	1,036.3
Total liabilities	1,657.6	1,729.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2022 and December 31, 2021; no shares were issued and outstanding at December 31, 2022 and December 31, 2021	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2022 and December 31, 2021; 22,776,042 shares issued and 15,940,756 shares outstanding at December 31, 2022; 22,700,404 shares issued and 15,865,118 shares outstanding at December 31, 2021	0.2	0.2
Additional paid in capital	1,090.4	1,078.9
Retained earnings	13.3	93.0
Treasury stock, at cost, 6,835,286 shares at both December 31, 2022 and December 31, 2021	(475.9)	(475.9)
Accumulated other comprehensive income (loss)	3.2	(3.7)
Total stockholders' equity	631.2	692.5
Total	$2,288.8	$2,422.4

1.
Please refer to the Company's Form 10-K for the year ended December 31, 2022 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP net (loss) income	$(26.4)	$1.7	$(29.6)	$(18.5)
Interest expense	11.8	12.3	48.3	49.5
Other expense (income), net	1.0	0.7	(6.4)	38.9
Income tax (benefit) provision	(8.6)	1.9	(8.3)	(5.5)
GAAP operating (loss) income	(22.2)	16.6	4.0	64.4
Mark-to-market (gain) loss[1]	(0.5)	(0.7)	1.4	1.4
Restructuring cost (benefit)	2.2	—	2.2	(0.8)
Acquisition cost[2]	—	5.8	0.4	28.0
Goodwill impairment	20.5	—	20.5	—
Non-cash asset impairment charge	—	—	3.2	—
Other operating NRR loss[3,4]	3.2	0.1	3.3	0.3
Operating income, excluding operating NRR items	3.2	21.8	35.0	93.3
Depreciation and amortization	26.5	27.3	106.9	91.5
Adjusted EBITDA[5]	$29.7	$49.1	$141.9	$184.8

GAAP net (loss) income	$(26.4)	$1.7	$(29.6)	$(18.5)
Operating NRR items	25.4	5.2	31.0	28.9
Non-operating NRR items[6]	0.9	0.6	3.7	38.1
Tax impact of above NRR items	(7.1)	(2.2)	(7.3)	(15.9)
Adjusted net (loss) income	$(7.2)	$5.3	$(2.2)	$32.6

Net (loss) income per share, diluted[7]	$(1.66)	$0.11	$(1.86)	$(1.17)
Adjusted (loss) earnings per diluted share[7]	$(0.45)	$0.33	$(0.14)	$2.03

1.
Mark-to-market (gain) loss on derivative instruments represents: (i) the reversal of mark-to-market (gain) loss on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above and (ii) (gain) loss on non-designated commodity hedges. Adjusted EBITDA reflects the realized (gain) loss of such settlements.
2.
Acquisition costs are non-run-rate acquisition-related transaction items, which include professional fees, as well as non-cash hedging charges recorded in connection with the Warrick acquisition.
3.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
4.
Other operating NRR items primarily represent the impact of adjustments to environmental expenses and net periodic post retirement service cost relating to Salaried VEBA.
5.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
6.
Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and debt refinancing charges.
7.
Diluted shares for EPS are calculated using the treasury stock method and were excluded from the computations in periods of net loss per share as their inclusion would have been anti-dilutive.